Exhibit 10.4

TECHNOLOGY ROYALTY AGREEMENT

This Technology Royalty Agreement (hereinafter referred to as the “Agreement”), is entered into as of the 24th day of July, 2017 by and among Paul M. DiPerna, an individual (“DiPerna”) and Quasuras, Inc., a Delaware corporation (the “Company”) and Modular Medical, Inc., a Nevada corporation and owner of all of the issued and outstanding capital stock of the Company (“Modular”). DiPerna, Modular and the Company are sometimes collectively referred to as the “Parties”, and individually as a “Party”.

RECITALS:

WHEREAS, DiPerna, the Company and Modular have entered into an Intellectual Property Assignment Agreement dated as of July 24, 2017 (the “IP Assignment Agreement”) pursuant to which DiPerna is assigning and transferring to the Company all of DiPerna’s right, title and interest in and to certain intellectual property and related items.

NOW, THEREFORE, in consideration for the promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

AGREEMENT

1. Definitions.

1.1 The capitalized terms “Assigned IP”, “Intellectual Property” and “Intellectual Property Rights” as used herein shall have the meaning set forth in the IP Assignment Agreement.

1.2 “Royalty Product” shall mean (i) any product or device which is covered in whole or claimed in any of the Assigned IP; (ii) any product or device incorporating, utilizing or made by any process which utilizes the Assigned IP, the Intellectual Property, or the Intellectual Property Rights and (iii) any other insulin or diabetes related product or device sold, licensed or otherwise commercialized by the Company, Modular or any of their respective subsidiaries during the term of this Agreement. For the avoidance of doubt, “Royalty Product” shall not include any devices or products of any entity that acquires the Company or Modular that are in existence on the date of such acquisition;

2. Royalties. In consideration for the assignment by DiPerna to the Company of the Assigned IP, the Intellectual Property and the Intellectual Property Rights pursuant to the IP Assignment Agreement, Company shall pay DiPerna royalties as follows:

2.1 Royalty Rate.  Subject to the Royalty Cap set forth in Section 2.2, the Company shall pay DiPerna a royalty on sales of any Royalty Product sold by the Company and/or Modular and each of their respective, subsidiaries and/or affiliate companies anywhere in the world equal to: (i) US $0.75 on each Sale of a Royalty Product, or (ii) five percent (5%) of the Gross Sales Price of a Royalty Product, whichever is less. For purposes of this Agreement, a “Sale” of a Royalty Product shall be deemed to have been made when the Royalty Product is delivered to a customer and the Company and/or its parents, subsidiaries and/or affiliate companies receives payment and such funds clear and become immediately available funds from the customer. “Gross Sales Price” means the gross amount of money received by the Company and/or its parents, subsidiaries and/or affiliate companies in connection with the Sale of a Royalty Product to customers, minus sales, use, V.A.T. and other taxes, shipping, insurance and related costs and expenses paid by the Company, its parents, subsidiaries relating to such Royalty Product. Royalty Product sold by a sublicensee pursuant to a sublicense agreement are subject to the royalties due DiPerna hereunder.

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2.2 Royalty Cap. Payment of the royalties set forth in Section 2.1 shall cease, and this Agreement shall terminate, at such time as the total sum of royalty payments actually paid to DiPerna pursuant to this Agreement equals Ten Million Dollars (US $10,000,000); provided, however, that the Company shall have the option to terminate this Agreement at any time upon the payment to DiPerna of the difference between (i) the total royalty payments actually paid to DiPerna to date and (ii) $10,000,000.

2.3 Best Efforts.  The Company shall use its commercially reasonable best efforts to promote and market the sale of Royalty Product and to maximize royalty payments to DiPerna pursuant to this Section 2.  “Best efforts” means, with respect to a given goal, the efforts consistent with the practice of comparable technology companies with respect to similar products of comparable market potential that a reasonable person in the position of the Company would use so as to achieve that goal as expeditiously as possible.

2.4 Effective Date. This Agreement shall have no force and effect until such time that the Company and/or Modular sells or licenses its first Royalty Product, at which time this Agreement shall become effective. For the avoidance of doubt, DiPerna shall be paid the royalty payment due hereunder on the first sale or license of a Royalty Product.

3. Payments, Reporting and Records.

3.1 Payment of the royalties specified in Section 2.1, if any such royalty is due, for the preceding calendar quarter shall be made by the Company to DiPerna within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement. After termination or expiration of this Agreement, a final payment shall be made by the Company covering the last whole or partial calendar quarter. Each quarterly payment shall be accompanied by a written statement of royalties due, as described in Section 3.4 hereunder.

3.2 All monetary payments due hereunder are expressed in and shall be paid by check or wire transfer payable in United States dollars, without deduction of exchange, collection or other charges, to DiPerna.

3.3 The Company shall keep and preserve, in accordance with U.S. Generally Accepted Accounting Principles (GAAP), consistently applied, complete and accurate books, records and accounts containing particulars that are necessary for the purpose of showing the amounts payable to DiPerna hereunder. Said books, records and accounts shall be kept at the Company’s principal place of business or the principal place of business of the appropriate division of the Company to which this Agreement relates. No more than once per annum said books and supporting data shall be open, upon reasonable notice at all reasonable times and places during business hours for two (2) years following the end of the calendar year to which they pertain, to the inspection of an independent auditor engaged at DiPerna’s cost mutually agreeable to the parties for the purpose of verifying the Company’s royalty statement or compliance in other respects with this Agreement.

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3.4 The Company shall, within forty five (45) days after March 31, June 30, September 30 and December 31, of each year, deliver to DiPerna true and accurate reports, giving such particulars of the business conducted by the Company and its sublicensees during the preceding calendar quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These reports shall be duly signed by an authorized signatory of the Company on behalf of the Company and shall include at least the following: (a) true and accurate information regarding sales of Royalty Product sufficient to determine and verify the royalties due and owing, if any, pursuant to Section 2.1; (b) total royalties due, if any; and (c) names and addresses of all sublicensees of the Company.

3.5 With each such report submitted, the Company shall pay to DiPerna the royalties due and payable under this Agreement. If no royalties are due, the Company shall so report.

4. [Reserved]

5. [Reserved].

6. Assignment. During the term of this Agreement, neither Party shall assign any benefit or burden under this Agreement without prior written consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned, except that (i) the Company may assign its rights and obligations under this Agreement to Modular or any company or person with which it may merge or consolidate or to any company or person to whom it may transfer substantially all of its assets or to any company or person which may acquire such Party (including, in each case, any company created as a new vehicle upon any such merger, transfer or acquisition), and (ii) DiPerna may freely assign his royalty payment amount (and related information access, audit and other rights) in whole  or in part but not to any direct and/or indirect competitor of the Company and/or affiliate, officer, director, employee or shareholder of such competitor.  Any assignment by any Party of any benefit or burden under this Agreement in accordance with the provisions of this Section 6 shall not release the assigning Party from any of its obligations under this Agreement. This Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

7. Dispute Resolution.

7.1 This Agreement is entered into in and shall be governed, construed and enforced in all respects solely and exclusively under the laws of the State of New York, without giving effect to any law which would result in the application of a different body of law.

7.2 Any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, which the Parties shall be unable to resolve within sixty (60) days, shall be mediated in good faith. The Party raising such dispute shall promptly advise the other Party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each Party shall have selected for itself a representative who shall have the authority to bind such Party, and shall additionally have advised the other Party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the Party against whom the dispute shall be raised shall select a mediation firm in New York, New York and such representatives shall schedule a date with such firm for a mediation hearing. The Parties shall enter into good faith mediation and shall share the costs equally.

7.3 If the representatives of the Parties have not been able to resolve a dispute within fifteen (15) business days after a mediation hearing, as set forth in Section 7.2, the Parties shall have the right to pursue any other remedies legally available to resolve such dispute solely and exclusively in, and the parties hereby irrevocably consent to the exclusive jurisdiction and proper venue of, the state and federal courts located in the County of New York, State of New York, USA, and waive any objections thereto based on any ground including improper venue or Forum Non-Conveniens. The Parties agree that service of process may be effected in accordance with Section 8.1. Any decision rendered by such court shall be binding, final and conclusive upon the Parties, and a judgment thereon may be entered in, and enforced by, any court having jurisdiction over the Party against which an award is entered or the location of such Party’s assets.

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7.4 Notwithstanding anything to the contrary herein, each Party shall be entitled to seek injunctive or other equitable relief, wherever such Party deems appropriate in any jurisdiction, in order to preserve or enforce such Party’s rights for any breach or threatened breach of the other Party of any of the provisions of this Agreement.

8. Miscellaneous.

8.1 Notices.  Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of delivery if sent to such Party by recognized overnight courier or delivery service for next day delivery, addressed to it at its address below or as it shall designate by written notice given to the other Party as follows:

If to DiPerna:

Paul M. DiPerna

17995 Bear Valley Lane

Escondido, CA 92027

Email: pmdiperna@gmail.com

If to Company or Modular:

3 West Hill Place

Boston, MA 02114

Attention: Morgan Frank

Email: mfrank@mgfund.com

8.2 Integration.  This Agreement constitutes the entire understanding and agreement among the Parties with respect to the transactions contemplated herein and supersede any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which are merged herein.  This Agreement shall not be modified, amended or in any way altered except by an agreement in writing signed by authorized representatives of the Party to be bound.

8.3 No Joint Venture.  Nothing contained herein will be deemed to create a joint venture or partnership or agency relationship among the Parties.  Neither Party will have the right or authority to, and each Party will not, assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the other Party or to bind the other Party in any manner.

8.4 Severability.  If any provision hereof is found invalid or unenforceable pursuant to a judicial decree or decision, the remainder of this Agreement will remain valid and enforceable according to its terms.  Where any provision herein has been adjudicated to exceed the maximum force allowable by law, the court will interpret such provision as providing the maximum allowable protection provided by law.

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8.5 Attorneys’ Fees.  The prevailing Party in any action or proceeding among the Parties arising out of or related to this Agreement shall be entitled to recover from the other Party all of its costs and expenses including, without limitation, its actual attorneys’ fees and costs incurred in connection with such action, including any appeal of such action.

8.6 Nonwaiver. The Parties agree that no failure to exercise, and no delay in exercising any right, power, or privilege under this Agreement on the part of any Party shall operate as a waiver of any right, power, or privilege hereunder.  The Parties further agree that no single or partial of any right, power, or privilege under this Agreement shall preclude further exercise thereof.

8.7 Authority.  Each person executing this Agreement on behalf of a Party has the authority of the entity to execute this Agreement.

8.8 Time Is Of The Essence.  The Parties agree that time is of the essence with respect to each and every term and provision set forth in this Agreement.

8.9 Recitals Incorporated.  The foregoing recitals are incorporated herein by reference and made a part of this Agreement.

8.10 Amendments, Modifications. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the Parties, provided, however, that only Morgan C. Frank shall be permitted to sign for Modular, and if Mr. Frank is no longer an officer or director of Modular, this Agreement may only be modified, amended or supplemented with the express written consent of Manchester Management Company, LLC.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first set forth above.

PAUL M. DIPERNA

QUASURAS, INC., a Delaware Corporation

By:
Paul M. DiPerna, Chief Executive Officer

MODULAR MEDICAL, INC., a Nevada Corporation

By:
Morgan C. Frank, Director
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